United Insurance Holdings Corp.
Follow-On Roadshow
November 2012
Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 30, 2012
Relating to Preliminary Prospectus dated November 29, 2012
Registration Statement No. 333-184555

Cautionary Statements
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-8863. This prospectus is available at
http://www.sec.gov/Archives/edgar/data/1401521/000119312512484392/d420389ds1a.htm .
Statements in this presentation that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this presentation include statements regarding the completion of the proposed public offering, participation of selling stockholders in the offering, participation of directors and employees in the directed share program, listing of the Company’s common stock on NASDAQ and other statements regarding Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in the states in which we do business which affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; or ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends;
acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the SEC, including, but not limited to, the risks and uncertainties described under “Risk Factors” in the Company’s Registration
Statement filed November 29, 2012. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The information contained in this presentation is as of September 30, 2012 and the forward-looking statements made in this presentation are only made as of the date of this presentation. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Offering Size 5,000,000 primary shares and 300,075 secondary shares
Approximately $30 million at recent share price
Last Trade $5.38 as of November 27
th
, 2012
Type Follow-on public offering of common stock
Over-Allotment 15% (Primary)
Exchange and Symbol Currently traded on OTCBB under “UIHC”
Concurrent with this offering, United will list on the NASDAQ Capital
Market under “UIHC”
Use of Proceeds General corporate purposes including statutory capital in support of growth
Expected Pricing Date Week of December 10
th
, 2012
(1) Source:  SNL Financial LC
Offering Summary
(1)

Directed Share Program
Estimated
Shares Shares to be Pro Forma
Participants Currently Owned Purchased Shares Owned
Greg Branch 1,527,530                263,488                   1,791,018
Alec Poitevint 355,938                   61,397                      417,335
Kent Whittemore 221,009                   38,123                      259,132
Bill Hood 208,542                   35,972                      244,514
Kern Davis 204,152                   35,215                      239,367
John Forney 91,629                      15,805                      107,434
Employees NA 50,000                      NA
Total 2,608,800                500,000                  3,058,800
• United Directors and Employees expect to purchase the maximum amount, 10%, of primary shares sold in this offering
• Certain United shareholders associated with the formation of FMG Acquisition Corp in
May 2007 have elected to exercise piggyback registration rights to sell a portion of their shares in this offering
Selling Shareholders
Shares Shares to be Pro Forma
Participants Currently Owned Sold Shares Owned
FMG Investors LLC 932,231                   233,058                   699,173
John Petry 31,339                      31,339                      -
David Sturgess 17,839                      17,839                      -
Thomas Sargent 17,839                      17,839                      -
Total 999,248                  300,075                  699,173
Directed Share Program and Selling Shareholders

5 Compelling Market Opportunity Strong Financial Performance Superior Insurance Capabilities Exceptional Management Team Attractive Valuation UIHC Investment Highlights

Gregory C. Branch
Chairman
• Chairman of United since inception in 1999
• Former Chairman of Summit Holding Southeast, Inc.
• Prior Member of Lloyd’s of London for over 20 years
• President/Owner, Branch Properties – Parent company of Seminole Feed
John L. Forney
CEO
• Joined United in June 2012
• Former Managing Director, Raymond James – Advised state government agencies in Florida, California,
Texas and Louisiana on property catastrophe risks
• Advised major national industry consortium led by State Farm and Allstate on issues relating to managing residential natural catastrophe risk
B. Bradford Martz
CFO
• Joined United in September 2012
• Former CFO/CAO, Bankers Financial Corporation – FL-based P&C insurance holding company that insures across multiple lines and states with approximately $700 million in assets and $350 million of premiums
• Former Managing Partner, Lake, Martz & Company, P.A. – Regional accounting firm
Melvin A. Russell, Jr.
President of UPC
• Joined United at its inception in 1999
• Prior positions: Chief Underwriting Officer, SVP and Secretary
• 35+ years of experience in the P&C market; 23+ years in the Florida insurance market
• Prior experience in both commercial and personal lines underwriting, as well as in management with two large, national carriers
Jay Williams
VP of Marketing
• Joined United in July 2012
• Former Managing Director, FAIA Member Services – “For-profit” subsidiary of the Florida Association of
Insurance Agents
• 33+ years of insurance experience; served in various new business development and marketing roles for a number of FL-based insurance agencies including Bankers Financial Corporation
John Langowski
VP of Claims
• Joined United in October 2012
• Former VP and Chief Claims Officer, Cypress Insurance Group – FL-based homeowners and business insurer with over 100,000 policies in-force
• Former Regional Director of Claims, Farmers Insurance Group
• 22+ years of industry-related experience; 10+ years spent at Fortune 100 companies specializing in P&C insurance
Exceptional Management Team

An insurance holding company that sources,
writes and services residential property and
casualty insurance policies using a network
of independent agents and a group of wholly-
owned insurance subsidiaries.
UIHC is………..

• Focused strategy
– Opportunity is homeowners’ market in wind-exposed areas from Texas to Maine
• Well established relationships with distribution channels
– Total active network includes approximately 2,000 agents
– Key strategic relationships: FAIA and Allstate
• Strong and careful underwriting
– Zip code level analysis of individual policies to optimize premium vs. PML
– Avoided sinkhole problems that have plagued Florida companies
• Experienced claims management
– Adjusters (all in-house) average over 10 years experience
• Conservative reinsurance program
– Buy to 1-100 years loss and multiple event coverage
• Successfully managed catastrophe risk since 1999
– Maintained profitability through unprecedented storm activity of 2004 & 2005
Business Overview

(1) Policy numbers exclude flood line of business
Data as of September 30, 2012
Premium In-Force by
Line of Business
Policies In-Force
Total policies in-force: 124,496
(1)
Total premium in-force:  $241,956
UIHC – What and Where We Write
8%
3%
2%
Florida South Carolina
Massachusetts Rhode Island
91%
5%
4%
Homeowners Fire Flood
88%

UIHC Has a Successful Operating History
United has been profitable in all but one of its thirteen years of operations and is well-positioned to grow rapidly in Florida and other markets
1999 2002 2004 2005 2008 2009 2010 2011
PHASE 1: 1999-2007
United begins operations in Florida in
1999 and records profits every year,
even in the wake of 8 hurricanes in
2004-2005
PHASE 2: 2008-2011
United becomes a public company;
growth slows as regulatory and
market changes impact Florida, but
underlying operations remain strong
and expansion outside Florida
commences
PHASE 3: 2012-
Growth and profitability resume
upward trajectory with revamped
Board and management team leading
business expansion in Florida and
other states
UPC & UIM
formed
with 12,000
policies
Established
in-house
claims
department
United remains
profitable
throughout
unprecedented
storm activity
Hurricanes
Charley
Frances
Ivan
Jeanne
Dennis
Rita
Katrina
Wilma
Wind mitigation
credits and rising
reinsurance rates
affect industry
UIHC becomes
publicly traded in
FMG acquisition
9/29/2008
Expands into
South Carolina
Expands into
Massachusetts
Approved for
rate increases,
currently
affecting new
and renewal
business
Expands into
Rhode Island
2012

Source:  Insurance Information Institute
$2-$3B
$3-$4B
$4-$5B
$5-$10B
$10-$20B
$20B+
TX
$13.4
LA
$7.9
MS
$4.1
AL
$4.9
SC
$3.1
NC
$4.1
NJ
$2.1
MA
$4.4
NY
$3.7
FL
$54.6
100 Year Residential
PML By State
Increased perception of risk and resulting dislocation in property insurance markets creates an opportunity to establish a successful and defensible market position for UIHC
FAIR/Beach Plan Earned Premium as
% of Overall Property Market
(Top 5 States) 2002 vs. 2010
Market Opportunity
0% 2% 4% 6% 8% 10% 12% 14% 16%
Texas (TWIA)
Rhode Island
Louisiana
Massachusetts
Florida
2010 2002

Florida
S. Carolina
Massachusetts
Rhode Island
New Jersey
N. Carolina
New York
Connecticut
Texas
6,212,417
7,888,980
1,150,636
1,314,797
1,788,521
303,316
4,555,637
2,019,183
2,095,754

Source: SNL Financial
UIHC’s Percentage of 2011
Homeowner’s Market
S. Carolina
Massachusetts
Rhode Island
UIHC can achieve scale with a diverse book spread across various states
2.18%
0.65%
0.01%
NA
Market Opportunity
Florida
2011 Homeowner’s Market – Direct Premiums Written
(Premiums in $000’s)

UIHC is Growing in the Right Way
Not Dependent on “Takeouts” from Citizens
Strong independent agent distribution channels
The Right Rate for the Right Risk
Not competing on price for new business
Conservative Risk Metrics
Stringent portfolio optimization process for each policy added
Robust, Comprehensive Reinsurance Program
Buy to one-in-100 year single event plus multiple event coverage

TIV ($Millions)
PIF (Thousands)
$43.8
$36.3
$46.0
$55.3

Quality Growth Reflected in Portfolio Metrics
Total Insured Value and
Policies In-Force
Avg. Annual Loss to
Premium In-Force
$ in thousands,
except policy data
Nine Months Ended Years Ended December 31,
Sept. 30, 2012 2011 2010 2009
Number of Policies In-Force (PIF) 124,496 101,754 80,514 93,022
Growth of PIF 22.4% 26.4% -13.4% 15.6%
Total Insured Value (TIV) $55,325,100 $46,032,280 $36,312,297 $43,846,415
Growth of TIV 20.2% 26.8% -17.2% 25.3%
Probable Maximum Loss (PML) $497,950 $472,620 $500,628 $618,206
Growth of PML 5.4% -5.6% -19.0% 11.1%
Note: AAL and PML are modeled using AIR assuming long-term and no demand surge
0

$-
$10
$20
$30
$40
$50
$60
$70
2009 2010 2011 2012YTD
26.6%
22.4%
18.5%
17.2%
10.0%
12.0%
14.0%
16.0%
18.0%
20.0%
22.0%
24.0%
26.0%
28.0%
2009 2010 2011 2012YTD

2012 Reinsurance Program
• $103 million cost for
• Cover includes a
diverse and strong
group of 24 separate
reinsurers
• Horizontal and vertical
coverage: one-in-100
year single event plus
multiple event coverage
Total $552.6M
First Event Coverage
over $536 million of
coverage
Private
Layer 4
(INCR)
$38,551,403
x
$150,666,720
Private Layer 5 (Top and Drop)
$10,000,000 x $189,218,123
Private Layer 3
$87,333,392 x $63,333,328
Company Retention
$10,000,000
Private Layer 2
$38,333,328 x $25,000,000
Private Layer 1 (Prepaid Reinstatement)
$10,000,000 x $15,000,000
Florida Hurricane Catastrophe Fund
Mandatory Layer
90% of $392,334,274 x $153,332,209
Captive Layer (Prepaid Reinstatement)
$5,000,000 x $10,000,000

UIHC Financial Highlights
Note: AAL and PML are modeled using AIR assuming long-term and no demand surge
$ in thousands, except ratios, policy data and per share amounts
YTD Years Ended December 31,
9/30/2012 2011 2010 2009
Gross Written Premiums 195,385 $         203,806 $         158,637 $         155,840 $
Net Premiums Earned 87,735              90,080              66,855              78,181
Average Gross Written Premium In-Force per Policy 1,858                1,894                1,878                1,664
Net Income 8,722 $             8,088 $             (925) $               4,057 $
Earnings per Share 0.84                  0.77                  (0.09)                 0.38
Dividends per Share 0.05                  0.05                  0.05                  0.15
Total Equity 64,993 $           54,989 $           45,293 $           48,071 $
Total Statutory Surplus 44,528              48,188              48,495              50,345
Book Value Per Share 6.22                  5.31                  4.28                  4.55
Ratios:
Loss and LAE Ratio (based on GPE) 24.1% 21.5% 27.4% 26.1%
Loss and LAE Ratio (based on NPE) 44.9% 43.1% 63.6% 52.1%
Combined Ratio (based on GPE) 48.4% 45.8% 51.3% 50.5%
Combined Ratio (based on NPE) 90.3% 92.0% 119.1% 101.0%
Other:
Total Insured Value (TIV) 55,325,100 $    46,032,280 $    36,312,297 $    43,846,415 $
Probable Maximum Loss (PML) 497,950            472,620            500,628            618,206
Number of Policies In-Force (PIF) 124,496            101,800            80,500              93,000
PML to Premium In-Force 2.20x 2.45x 3.31x 3.99x
AAL to Premium In-Force 17.2% 18.5% 22.4% 26.6%

Historical Income Statement
Historical Underwriting Ratios
$ in thousands, except per share data
For the Nine Months Ended
September 30, For the Years Ended December 31,
2012 2011 2011 2010 2009 2008 2007
Gross premiums written 195,385 $         160,337 $         203,806 $         158,637 $         155,840 $         141,556 $         145,050 $
Gross premiums earned 163,683            131,752            180,837            155,307            156,393            140,223            151,684
Net premiums earned 87,735              65,267              90,080              66,855              78,181              81,144              85,358
Other revenue 5,604                4,689                6,338                13,136              10,288              19,918              27,243
Total Revenue 93,339 $           69,956 $           96,418 $           79,991 $           88,469 $           101,062 $         112,601 $
Losses and loss adjustment expenses 39,401              29,399              38,861              42,533              40,755              28,063              25,662
Other operating expenses 39,519              32,024              43,818              36,373              38,210              31,149              31,296
Interest expense 283                   453                   548                   1,767                3,177                2,811                6,078
Total Expenses 79,203 $           61,876 $           83,227 $           80,673 $           82,142 $           62,023 $           63,036 $
Net Income
8,722 $             4,863 $             8,088 $             (925) $               4,057 $             33,419 $           39,642 $
Earnings Per Common Share 0.84 $               0.46 $               0.77 $               (0.09) $              0.38 $               3.08 $               3.37 $
0.0%
20.0%
40.0%
60.0%
80.0%
100.0%
120.0%
140.0%
160.0%
1Q10 2Q10 3Q10 4Q10 1Q11 2Q11 3Q11 4Q11 1Q12 2Q12 3Q12
Loss Ratio Expense Ratio Combined Ratio

Historical Balance Sheet
Growth of Book Value Per Share
LTM growth of 24.4%
$ in thousands
As of September 30, As of December 31,
2012 2011 2011 2010 2009 2008 2007
Cash and invested assets 219,391 $         185,583 $         165,898 $         126,242 $         160,110 $         155,712 $         170,634 $
Reinsurance recoverable on paid and unpaid losses 3,013                6,643                4,458                27,304              25,477              22,604              16,816
Prepaid reinsurance premiums 77,774              63,152              40,968              38,307              40,285              26,518              26,345
Total Assets 336,895 $         286,133 $         240,215 $         213,621 $         247,758 $         232,065 $         242,426 $
Unpaid losses and loss adjustment expenses 35,801 $           39,857 $           33,600 $           47,414 $           44,112 $           40,098 $           36,005 $
Unearned premiums 131,832            105,746            100,130            77,161              73,831              74,384              73,051
Reinsurance payable 72,679              55,665              16,571              14,982              28,162              16,694              10,852
Notes payable 16,176              17,353              17,059              18,235              41,428              41,303              43,833
Total Liabilities 271,902 $         234,345 $         185,226 $         168,328 $         199,687 $         189,138 $         196,327 $
Total Stockholders' Equity 64,993 $           51,788 $           54,989 $           45,293 $           48,071 $           42,927 $           46,099 $
Statutory Surplus 44,528 $           47,599 $           48,188 $           48,495 $           50,345 $           54,675 $           51,699 $
$4.55
$4.21
$4.27
$4.36
$4.28
$4.39
$4.50
$5.00
$5.31
$5.75
$6.09
$6.22
$3.00
$3.50
$4.00
$4.50
$5.00
$5.50
$6.00
$6.50
$7.00
$7.50
4Q09 1Q10 2Q10 3Q10 4Q10 1Q11 2Q11 3Q11 4Q11 1Q12 2Q12 3Q12

Investment Portfolio
• Designed to preserve capital, maximize after-tax investment income, maintain liquidity and minimize risk
• As of September 30, 2012, 100% of the Company’s fixed maturity portfolio was rated investment grade
– Average Duration: 5.1 years
– Average S&P Rating: A
Securities Portfolio
Securities Portfolio
Value
($MMs) %
Cash 90.9 $     41.4%
Corporate Debt Securities 55.4        25.3%
U.S. Government & Agency Securities 49.6        22.6%
States, Municipalities & Political Subdivisions 19.0        8.7%
Common Stocks 3.5          1.6%
Preferred Stocks 0.7          0.3%
Other Long-Term Investments 0.3          0.1%
219.4 $   100.0%
Historical Return on Investments
(1)
2008 2009 2010 2011 2012
1 Year 5.99% 5.52% 6.99% 4.21% 5.97%
3 Year 6.17% 5.57% 5.72%
5 Year 5.74%
(1) Includes investment income and realized and unrealized gains
Data as of September 30, 2012
Cash
$90.9
41%
Corporates
$55.4
25%
Gov. &
Agencies
$49.6
23%
Munis
$19.0
9%
Stocks
$3.5
2%
Preferreds
$0.7
0%
Other
$0.3
0%

Valuation Parameters are Favorable
Market Price / LTM Price/
Cap LTM EPS ROAE Book
Ticker ($MMs) (x) (%) (%)
Homeowners Choice, Inc. HCI 208.2 8.1x 28.0 201
Universal Insurance Holdings, Inc. UVE 173.3 7.8x 15.0 105
Federated National Holding Company FNHC 42.7 8.6x 8.6 65
United Insurance Holdings Corp. UIHC 56.2 4.5x 20.2 86
Florida’s Publicly-Held Homeowners Insurance Companies
Source: SNL Financial LC; market data as of November 27
th
, 2012

21 Compelling Market Opportunity Strong Financial Performance Superior Insurance Capabilities Exceptional Management Team Attractive Valuation UIHC Investment Highlights